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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)

                           ---------------------------
                                 VIRYANET, LTD.
                                (Name of Issuer)

   ORDINARY SHARES, PAR VALUE NIS 0.10 PER SHARE            M 9754010
          (Title of class of securities)                  (CUSIP number)

                       GE CAPITAL EQUITY INVESTMENTS, INC.
                               120 LONG RIDGE ROAD
                           STAMFORD, CONNECTICUT 06927
                                 (203) 357-4000
                           ATTENTION: GENERAL COUNSEL
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                NOVEMBER 24, 2003
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.
(However, see the Notes.)
                         (Continued on following pages)
                                    (Page 1)

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

--------------------------------- ----------------------------------------------                 -----------------------------------
CUSIP number                      M 9754010                                           13D                                Page 2
--------------------------------- ----------------------------------------------                 -----------------------------------
---------------------- --------------------------------------------------------- ---------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 GE CAPITAL EQUITY INVESTMENTS, INC.

                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON:                                                 06-1268495
---------------------- ----------------------------------------------------------------------------------------------------------- -
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                               (A) [ ]
                                                                                                                       (B) [X]
---------------------- -------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- -------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    NOT APPLICABLE

---------------------- ----------------------------------------------------------------------------------------------------------- -
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                      [_]
---------------------- --------------------------------------------------------- ---------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

--------------------------------- -------- --------------------------------------------------- -------------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                  0
             SHARES
                                  -------- --------------------------------------------------- -------------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:                                67,223
            OWNED BY
                                  -------- --------------------------------------------------- -------------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                             0
           REPORTING
                                  -------- --------------------------------------------------- -------------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:                           67,223

---------------------- ----------------------------------------------------------------------- -------------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                67,223 (DOES NOT INCLUDE 8,766
                                                                                               SHARES BENEFICIALLY OWNED
                                                                                               BY GE CAPITAL EQUITY HOLDINGS, INC.)
---------------------- ----------------------------------------------------------------------------------------------------------- -
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              [_]

---------------------- ----------------------------------------------------------------------------------------------------------- -
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                    2.0%

---------------------- --------------------------------------------------------- ---------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- ---------------------------------------------------


                                       2

--------------------------------- ----------------------------------------------                 -----------------------------------
CUSIP number                      M 9754010                                           13D                                  Page 3
--------------------------------- ----------------------------------------------                 -----------------------------------

---------------------- --------------------------------------------------------- ---------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 GE CAPITAL EQUITY HOLDINGS, INC.

                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON:                                                 06-1448607
---------------------- ----------------------------------------------------------------------------------------------------------- -
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                               (A) [ ]
                                                                                                                       (B) [X]
---------------------- -------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- -------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    NOT APPLICABLE

---------------------- ----------------------------------------------------------------------------------------------------------- -
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                      [_]
---------------------- --------------------------------------------------------- ---------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

--------------------------------- -------- -----------------------------------------------------------------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                               0
             SHARES
                                  -------- -----------------------------------------------------------------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:                             8,766
            OWNED BY
                                  -------- -----------------------------------------------------------------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                          0
           REPORTING
                                  -------- -----------------------------------------------------------------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:                        8,766

---------------------- -------------------------------------------------------------------------------------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:             8,766 (DOES NOT INCLUDE 67,223
                                                                                            SHARES BENEFICIALLY OWNED
                                                                                            BY GE CAPITAL EQUITY INVESTMENTS, INC.)
---------------------- ----------------------------------------------------------------------------------------------------------- -
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              [_]

---------------------- ----------------------------------------------------------------------------------------------------------- -
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       0.3%

---------------------- --------------------------------------------------------- ---------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- ---------------------------------------------------


                                       3

--------------------------------- ----------------------------------------------                 -----------------------------------
CUSIP number                      M 9754010                                           13D                                  Page 4
--------------------------------- ----------------------------------------------                 -----------------------------------

---------------------- --------------------------------------------------------- ---------------------------------------------------
          1            NAMES OF REPORTING PERSONS:                               GENERAL ELECTRIC CAPITAL CORPORATION

                       I.R.S. IDENTIFICATION NOS.
                       OF ABOVE PERSONS:                                                  13-1500700
---------------------- ----------------------------------------------------------------------------------------------------------- -
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                               (A) [ ]
                                                                                                                       (B) [X]
---------------------- -------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- -------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    NOT APPLICABLE

---------------------- ----------------------------------------------------------------------------------------------------------- -
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                      [_]
---------------------- --------------------------------------------------------- ---------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

--------------------------------- -------- -----------------------------------------------------------------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                            0
             SHARES
                                  -------- -----------------------------------------------------------------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:                          75,989 (INCLUDES ALL SHARES BENEFICIALLY
                                                                                         OWNED BY EACH OF GE CAPITAL EQUITY
            OWNED BY                                                                     INVESTMENTS, INC. AND GE CAPITAL EQUITY
                                                                                         HOLDINGS, INC.)
                                  -------- -----------------------------------------------------------------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                       0
           REPORTING
                                  -------- -----------------------------------------------------------------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:                     75,989 (INCLUDES ALL SHARES BENEFICIALLY
                                                                                         OWNED BY EACH OF GE CAPITAL EQUITY
                                                                                         INVESTMENTS, INC. AND GE CAPITAL EQUITY
                                                                                         HOLDINGS, INC.)
---------------------- -------------------------------------------------------------------------------------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:          75,989 (INCLUDES ALL SHARES BENEFICIALLY
                                                                                         OWNED BY EACH OF GE CAPITAL EQUITY
                                                                                         INVESTMENTS, INC. AND GE CAPITAL EQUITY
                                                                                         HOLDINGS, INC.)
---------------------- ----------------------------------------------------------------------------------------------------------- -
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              [ ]

---------------------- ----------------------------------------------------------------------------------------------------------- -
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          2.3%

---------------------- --------------------------------------------------------- ---------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- ---------------------------------------------------


                                       4

--------------------------------- ----------------------------------------------                 -----------------------------------
CUSIP number                      M 9754010                                           13D                                  Page 5
--------------------------------- ----------------------------------------------                 -----------------------------------

---------------------- --------------------------------------------------------- ---------------------------------------------------
          1            NAMES OF REPORTING PERSONS:                               GENERAL ELECTRIC CAPITAL SERVICES, INC.

                       I.R.S. IDENTIFICATION NOS.
                       OF ABOVE PERSONS:                                                   06-1109503
---------------------- ----------------------------------------------------------------------------------------------------------- -
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                               (A) [ ]
                                                                                                                       (B) [X]
---------------------- -------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- -------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    NOT APPLICABLE

---------------------- ----------------------------------------------------------------------------------------------------------- -
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):             [_]
---------------------- --------------------------------------------------------- ---------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

--------------------------------- -------- ----------------------------------------------------- -----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    DISCLAIMED (SEE 11 BELOW)
             SHARES
                                  -------- ----------------------------------------------------- -----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:                                  DISCLAIMED (SEE 11 BELOW)
            OWNED BY
                                  -------- ----------------------------------------------------- -----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               DISCLAIMED (SEE 11 BELOW)
           REPORTING
                                  -------- ----------------------------------------------------- -----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:                             DISCLAIMED (SEE 11 BELOW)

---------------------- ------------------------------------------------------------------------- -----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  BENEFICIAL OWNERSHIP OF ALL SHARES
                                                                                                 DISCLAIMED BY GENERAL ELECTRIC
                                                                                                 CAPITAL SERVICES, INC.
---------------------- ----------------------------------------------------------------------------------------------------------- -
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              [ ]

---------------------- ----------------------------------------------------------------------------------------------------------- -
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                      NOT APPLICABLE
                                                                                                                (SEE 11 ABOVE)

---------------------- --------------------------------------------------------- ---------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- ---------------------------------------------------


                                       5

--------------------------------- ----------------------------------------------                 -----------------------------------
CUSIP number                      M 9754010                                           13D                                  Page 6
--------------------------------- ----------------------------------------------                 -----------------------------------

---------------------- --------------------------------------------------------- ---------------------------------------------------
          1            NAMES OF REPORTING PERSONS:                               GENERAL ELECTRIC COMPANY

                       I.R.S. IDENTIFICATION NOS.
                       OF ABOVE PERSONS:                                              14-0689340
---------------------- ----------------------------------------------------------------------------------------------------------- -
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                               (A) [ ]
                                                                                                                       (B) [X]
---------------------- -------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- -------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    NOT APPLICABLE

---------------------- ----------------------------------------------------------------------------------------------------------- -
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                      [_]
---------------------- --------------------------------------------------------- ---------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     NEW YORK

--------------------------------- -------- -----------------------------------------------------------------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                5,000
             SHARES
                                  -------- -----------------------------------------------------------------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:                              DISCLAIMED (SEE 11 BELOW)
            OWNED BY
                                  -------- -----------------------------------------------------------------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                           5,000
           REPORTING
                                  -------- -----------------------------------------------------------------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:                         DISCLAIMED (SEE 11 BELOW)

---------------------- -------------------------------------------------------------------------------------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:              5,000 (BENEFICIAL OWNERSHIP OF 67,223
                                                                                             SHARES OWNED BY GE CAPITAL EQUITY
                                                                                             INVESTMENTS, INC. AND 8,766 SHARES
                                                                                             OWNED BY GE CAPITAL EQUITY HOLDINGS,
                                                                                             INC. IS DISCLAIMED BY GENERAL ELECTRIC
                                                                                             COMPANY)
---------------------- ----------------------------------------------------------------------------------------------------------- -
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              [ ]

---------------------- ----------------------------------------------------------------------------------------------------------- -
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                  0.2%
                                                                                                            (SEE 11 ABOVE)
---------------------- --------------------------------------------------------- ---------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- ---------------------------------------------------


           This Amendment No. 5 ("Amendment No. 5") amends and supplements the Schedule on Schedule 13D, filed on March 8, 2002, as amended and supplemented (as so amended and supplemented from time to time, the "Statement"), and is filed by GE Capital Equity Investments, Inc. ("GECEI"), for and on behalf of itself, GE Capital Equity Holdings, Inc. ("GECEH"), General Electric Capital Corporation ("GE Capital"), General Electric Capital Services, Inc., ("GECS") and General Electric Company, ("GE" and, collectively with GECEI, GECEH, GE Capital and GECS, the "Reporting Persons"). Unless otherwise set forth herein, the information set forth in the Statement remains unchanged. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings previously ascribed to them in the previous filings of the Statement.

ITEM 4.  PURPOSE OF TRANSACTION.

           On November 24, 2003, GECEI consummated the sale of 107,747 Ordinary Shares in a private transaction at a price of $1.85 per share for aggregate gross proceeds of $199,331.95.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

           (a) The responses of the Reporting Persons to Rows (11) through (13) of the cover pages of this statement on Schedule 13D are incorporated herein by reference. As of November 25, 2003, GECEI beneficially owned 67,223 Ordinary Shares (in the form of an immediately exercisable warrant to purchase such shares), representing approximately 2.0% of the outstanding Ordinary Shares, GECEH beneficially owned 8,766 shares (in the form of an immediately exercisable warrant to purchase such shares), representing approximately 0.3% of the outstanding Ordinary Shares, and GE beneficially owned 5,000 Ordinary Shares (in the form of an immediately exercisable warrant to purchase such shares), representing approximately 0.2% of the outstanding Ordinary Shares. The number of outstanding Ordinary Shares, 3,249,658, is derived from such disclosure by the Company in its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on November 6, 2003.

           Except as disclosed in this Item 5(a), none of the Reporting Persons, nor, to the best of their knowledge, any of their directors or executive officers, beneficially owns any Ordinary Shares.

           (b) The responses of the Reporting Persons to (i) Rows (7) through
(10) of the cover pages of this statement on Schedule 13D and (ii) Item 5(a) hereof are incorporated herein by reference.

           Except as disclosed in this Item 5(b), none of the Reporting Persons, nor to the best of their knowledge, any of their directors or executive officers, presently has the power to vote or to direct the vote or to dispose or direct the disposition of any of the Ordinary Shares which they may be deemed to beneficially own.

           (c) Item 4 is incorporated herein by reference.

           (d) Not applicable.

           (e) On November 24, 2003, the Reporting Persons ceased to be the beneficial owner of more than five percent of the Ordinary Shares.

           Neither the filing of the Statement, this Amendment No. 5, or any amendment thereto, nor anything contained herein is intended as, or should be construed as, an admission that GECS or GE is the "beneficial owner" of any Ordinary Shares beneficially owned by GECEI, GECEH or GE Capital, or that GECEI, GECEH, GE Capital or GECS is the "beneficial owner" of any Ordinary Shares beneficially owned by GE.

                                   SIGNATURES
                                   ----------

                     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 26, 2003

                            GE CAPITAL EQUITY INVESTMENTS, INC.


                            By:   /s/ Ronald Herman
                                ------------------------------------------------
                                Name:  Ronald Herman
                                Title: President/Chairman of the Board

                            GE CAPITAL EQUITY HOLDINGS, INC.


                            By:   /s/ Ronald Herman
                                ------------------------------------------------
                                Name:  Ronald Herman
                                Title: President/Chairman of the Board

                            GENERAL ELECTRIC CAPITAL CORPORATION


                            By:   /s/ Ronald Herman
                                -----------------------------------------------
                                Name:  Ronald Herman
                                Title: Vice-President

                            GENERAL ELECTRIC CAPITAL SERVICES, INC.


                            By:   /s/ Barbara J. Gould
                                -----------------------------------------------
                                Name:  Barbara J. Gould
                                Title: Attorney-in-fact

                            GENERAL ELECTRIC COMPANY


                            By:    /s/ Barbara J. Gould
                                 ----------------------------------------------
                                 Name:  Barbara J. Gould
                                 Title: Attorney-in-fact